SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1

                                       TO

                                 SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   36236E 10 9
                                   -----------
                                 (CUSIP Number)


                               Page 1 of 21 Pages

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 2 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Kenneth Cayre

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,614,205
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,614,205
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,614,205

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.4%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 3 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Kenneth Cayre Grantor Retained Annuity Trust
                    u/a/d 12/12/95, Lillian Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      41,242
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         41,242
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         41,242

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.06%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 4 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack Kennedy Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Lillian Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      2,411,655
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         2,411,655
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,411,655

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.6%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 5 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Nathan Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Lillian Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      2,411,655
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         2,411,655
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,411,655

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.6%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 6 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Michelle Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Lillian Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      765,466
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         765,466
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         765,466

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 7 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Grace K. Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                    Lillian Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)     [ ]

                                                          (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      765,447
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         765,447
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         765,447

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 8 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Raquel Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
                    Lillian Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      765,465
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         765,465
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         765,465

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                        Page 9 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The Kenneth and Lillian Cayre Foundation Inc.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      150,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         150,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         150,000

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  CO
--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

           GT Interactive Software Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           16 East 40th Street, New York, NY 10016

ITEM 2(A). NAME OF PERSON FILING:

         Kenneth Cayre
         Kenneth Cayre Grantor  Retained  Annuity Trust u/a/d 12/12/95,  Lillian
           Cayre, Trustee
         Jack Kennedy Cayre  Irrevocable  Grantor Trust u/a/d  2/23/95,  Lillian
           Cayre, Trustee
         Nathan Cayre  Irrevocable  Grantor Trust u/a/d 2/23/95,  Lillian Cayre,
           Trustee
         Michelle  P. Cayre  Irrevocable  Grantor  Trust u/a/d  4/3/95,  Lillian
           Cayre, Trustee
         Grace K. Cayre Irrevocable  Grantor Trust u/a/d 4/3/95,  Lillian Cayre,
           Trustee
         Raquel Cayre  Irrevocable  Grantor Trust u/a/d 4/3/95,  Lillian  Cayre,
           Trustee
         The Kenneth and Lillian Cayre Foundation Inc.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The principal business office of each of Kenneth Cayre, Kenneth Cayre Grantor Retained Annuity Trust, Jack Kennedy Cayre Irrevocable Grantor Trust, Nathan Cayre Irrevocable Grantor Trust, Michelle P. Cayre Irrevocable Grantor Trust, Grace K. Cayre Irrevocable Grantor Trust, Raquel Cayre Irrevocable Grantor Trust and The Kenneth and Lillian Cayre Foundation Inc. is 16 East 40th Street, New York, NY 10016.

ITEM 2(C). CITIZENSHIP:

         Kenneth Cayre: United States of America

         Kenneth Cayre Grantor  Retained  Annuity Trust u/a/d 12/12/95,  Lillian
           Cayre, Trustee: New York

         Jack Kennedy Cayre  Irrevocable  Grantor Trust u/a/d  2/23/95,  Lillian
           Cayre, Trustee: New York

         Nathan Cayre  Irrevocable  Grantor Trust u/a/d 2/23/95,  Lillian Cayre,
           Trustee: New York

         Michelle  P. Cayre  Irrevocable  Grantor  Trust u/a/d  4/3/95,  Lillian
           Cayre, Trustee: New York

         Grace K. Cayre Irrevocable  Grantor Trust u/a/d 4/3/95,  Lillian Cayre,
           Trustee: New York

         Raquel Cayre  Irrevocable  Grantor Trust u/a/d 4/3/95,  Lillian  Cayre,
           Trustee: New York

         The Kenneth and Lillian Cayre Foundation Inc.: Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value (the "Common Stock")

ITEM 2(E). CUSIP NUMBER:

         36236E 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
        13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4. OWNERSHIP.

Kenneth Cayre:

        (a)  Amount beneficially owned:  1,614,205 shares
        (b)  percent of class:  2.4%
        (c)  Number of shares as to which such person has:
             (i) Sole power to vote or to direct the vote 1,614,205
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii)  Sole  power to  dispose  or to  direct  the  disposition  of
             1,614,205
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

Kenneth Cayre Grantor Retained Annuity Trust u/a/d 12/12/95,
  Lillian Cayre, Trustee:

        (a)  Amount beneficially owned:  41,242 shares
        (b)  percent of class:  0.06%
        (c)  Number of shares as to which such person has:
             (i) Sole power to vote or to direct the vote 41,242
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii) Sole power to dispose or to direct the disposition of 41,242
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

Jack Kennedy Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
  Lillian Cayre, Trustee:

        (a)  Amount beneficially owned:  2,411,655 shares
        (b)  percent of class:  3.6%
        (c)  Number of shares as to which such person has:
             (i) Sole power to vote or to direct the vote 2,411,655
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii)  Sole  power to  dispose  or to  direct  the  disposition  of
             2,411,655
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

Nathan Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Lillian Cayre, Trustee:

        (a)  Amount beneficially owned:  2,411,655 shares
        (b)  percent of class:  3.6%
        (c)  Number of shares as to which such person has: 2,411,655
             (i) Sole power to vote or to direct the vote
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii)  Sole  power to  dispose  or to  direct  the  disposition  of
             2,411,655
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

Michelle P. Cayre Irrevocable Grantor Trust u/a/d 4/3/95,
  Lillian Cayre, Trustee:

        (a)  Amount beneficially owned:  765,466 shares
        (b)  percent of class:  1.2%
        (c)  Number of shares as to which such person has:
             (i) Sole power to vote or to direct the vote 765,466
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii) Sole power to dispose or to direct the disposition of 765,466
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

Grace K. Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee:

        (a)  Amount beneficially owned:  765,447 shares
        (b)  percent of class:  1.2%
        (c)  Number of shares as to which such person has:
             (i) Sole power to vote or to direct the vote 765,447
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii) Sole power to dispose or to direct the disposition of 765,447
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

Raquel Cayre Irrevocable Grantor Trust u/a/d 4/3/95, Lillian Cayre, Trustee:

        (a)  Amount beneficially owned:  765,465 shares
        (b)  percent of class:  1.2%
        (c)  Number of shares as to which such person has:
             (i) Sole power to vote or to direct the vote 765,465
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii) Sole power to dispose or to direct the disposition of 765,465
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

The Kenneth and Lillian Cayre Foundation Inc.:

        (a)  Amount beneficially owned:  150,000 shares
        (b)  percent of class:  0.2%
        (c)  Number of shares as to which such person has:
             (i) Sole power to vote or to direct the vote 150,000
             (ii) Shared power to vote or to direct the vote Not Applicable
             (iii) Sole power to dispose or to direct the disposition of 150,000
             (iv) Shared power to dispose or to direct the disposition of Not Applicable

         Kenneth Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust (the "GRAT"). The beneficiaries of the reporting Irrevocable Grantor Trusts (together with the GRAT, the "Trusts") are children of Kenneth and Lillian Cayre. Lillian Cayre, the wife of Kenneth Cayre, is the trustee of the Trusts. The Kenneth and Lillian Cayre Foundation Inc. (the "Foundation") is a charitable foundation whose sole trustees are Kenneth and Lillian Cayre. The filing of this Schedule 13G shall not be construed as an admission that Kenneth Cayre is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Irrevocable Grantor Trusts or the Foundation.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 28, 1997

                                                    /s/ KENNETH CAYRE
                                                    --------------------------
                                                          Kenneth Cayre

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 28, 1997





                                    Kenneth Cayre Grantor Retained Annuity Trust
                                       u/a/d 12/12/95, Lillian Cayre, Trustee



                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                    Jack Kennedy Cayre Irrevocable Grantor Trust
                                       u/a/d 2/23/95, Lillian Cayre, Trustee




                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 28, 1997





                                    Nathan Cayre Irrevocable Grantor Trust u/a/d
                                          2/23/95, Lillian Cayre, Trustee




                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                               Michelle P. Cayre Irrevocable Grantor Trust u/a/d
                                      4/3/95, Lillian Cayre, Trustee




                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                  Grace K. Cayre Irrevocable Grantor Trust u/a/d
                                    4/3/95, Lillian Cayre, Trustee




                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997




                                    Raquel Cayre Irrevocable Grantor Trust u/a/d
                                      4/3/95, Lillian Cayre, Trustee




                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997




                                   The Kenneth and Lillian Cayre
                                     Foundation Inc.



                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING


         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 28, 1997.

                                    /s/ KENNETH CAYRE
                                   ------------------------------------------
                                                Kenneth Cayre


                                   Kenneth Cayre Grantor Retained Annuity Trust
                                        u/a/d 12/12/95, Lillian Cayre, Trustee

                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee


                                   Jack Kennedy Cayre Irrevocable Grantor Trust
                                       u/a/d 2/23/95, Lillian Cayre, Trustee

                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee


                                   Nathan Cayre Irrevocable Grantor Trust u/a/d
                                       2/23/95, Lillian Cayre, Trustee


                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee


                                   Michelle P. Cayre Irrevocable Grantor Trust
                                      u/a/d 4/3/95, Lillian Cayre, Trustee


                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee



                               Exhibit 1 - page 1

                                   Grace K. Cayre Irrevocable Grantor Trust
                                      u/a/d 4/3/95, Lillian Cayre, Trustee

                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee


                                   Raquel Cayre Irrevocable Grantor Trust
                                      u/a/d 4/3/95, Lillian Cayre, Trustee

                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee


                                   The Kenneth and Lillian Cayre Foundation Inc.

                                    By:  /s/ LILLIAN CAYRE
                                    --------------------------------------
                                            Lillian Cayre
                                    Title:  Trustee


                               Exhibit 1 - page 2